UNISEX CONTRACT ENDORSEMENT Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company" or "Jackson®". This endorsement is made a part of the Contract to which it is attached. Certain provisions of Your Contract are revised as described below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The Interest Rate for Adjustments Due to Misstatement of Age or Sex on the Contract Data Page is revised to read: "Interest Rate for Adjustments Due to Misstatement of Age:" 2) The MISSTATEMENT OF AGE AND/OR SEX provision is revised to read: "MISSTATEMENT OF AGE. If Your or the Annuitant's age is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age shown on the Contract Data Pages." 3) The PROOF OF AGE, SEX AND/OR SURVIVAL provision is revised to read: "PROOF OF AGE AND/OR SURVIVAL. The Company may require proof of age satisfactory to the Company at any time. If any payment required by this Contract depends on a living Annuitant, Owner or Beneficiary, the Company may require proof of that person's survival satisfactory to the Company." 4) The TABLE OF INCOME OPTIONS is deleted in its entirety and replaced by the following: ICC18 7763

"TABLE OF INCOME OPTIONS The following table shows income values for each $1,000 of net proceeds applied to the Income Option. UNDER OPTION 4 MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3 No. of Age of Age of Monthly No. of Mos. No. of Mos. Monthly Annui- Annui- Install- Certain Certain Install- tant tant ments ments Unisex Life 120 240 Unisex Life 120 240 60 17.09 40 2.27 2.26 2.25 68 4.50 4.38 3.93 72 14.31 41 2.30 2.30 2.29 69 4.67 4.53 4.01 84 12.33 42 2.34 2.34 2.33 70 4.85 4.69 4.08 96 10.84 43 2.39 2.38 2.37 71 5.05 4.85 4.15 108 9.68 44 2.43 2.43 2.41 72 5.26 5.02 4.21 120 8.76 45 2.47 2.47 2.45 73 5.48 5.20 4.27 132 8.00 46 2.52 2.52 2.50 74 5.73 5.39 4.33 144 7.37 47 2.57 2.57 2.54 75 6.00 5.59 4.38 156 6.84 48 2.62 2.62 2.59 76 6.29 5.80 4.42 168 6.38 49 2.68 2.67 2.64 77 6.61 6.01 4.46 180 5.98 50 2.74 2.73 2.69 78 6.96 6.23 4.49 192 5.64 51 2.80 2.79 2.74 79 7.33 6.45 4.52 204 5.33 52 2.86 2.85 2.80 80 7.75 6.67 4.54 216 5.06 53 2.93 2.91 2.85 81 8.20 6.88 4.55 228 4.82 54 3.00 2.98 2.91 82 8.70 7.10 4.57 240 4.60 55 3.07 3.05 2.98 83 9.24 7.30 4.58 252 4.40 56 3.15 3.13 3.04 84 9.83 7.50 4.58 264 4.22 57 3.23 3.20 3.10 85 10.47 7.68 4.59 276 4.06 58 3.31 3.29 3.17 86 11.17 7.85 4.59 288 3.90 59 3.40 3.37 3.24 87 11.93 8.00 4.59 300 3.77 60 3.50 3.46 3.32 88 12.76 8.14 4.59 312 3.64 61 3.60 3.56 3.39 89 13.65 8.25 4.60 324 3.52 62 3.71 3.66 3.46 90 14.61 8.36 4.60 336 3.41 63 3.82 3.76 3.54 91 15.65 8.44 4.60 348 3.31 64 3.94 3.87 3.62 92 16.77 8.51 4.60 360 3.21 65 4.07 3.99 3.70 93 18.00 8.57 4.60 66 4.20 4.11 3.78 94 19.33 8.62 4.60 67 4.35 4.24 3.85 95 20.76 8.65 4.60 Note: Due to the volume of relevant information, the Table does not provide income values for Option 2. Those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as specified on the cover page of the Contract. BASIS OF COMPUTATION. The [2012 Individual Annuity Mortality Period Table, blended 40% male and 60% female, with an assumed net investment rate of 1.00% and a 0% expense load,] provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax." Signed for the Jackson National Life Insurance Company President ICC18 7763 2